AMERICAN TELECOM TO ROLLOUT PAY N' TALK(TM) TELECOM
              LONG DISTANCE SERVICE BUNDLED WITH DIGITAL CORDLESS
                       PHONES IN SEARS STORES NATIONWIDE



Company Contact:  Bruce Hahn, CEO
                  (310) 871-9904

Investor Contact: Matt Hayden, Hayden Communications
                  (858) 704-5059
                  matt@haydenir.com

                              FOR IMMEDIATE RELEASE


City of Industry, California, April 18, 2006 - American Telecom Services Inc. (AMEX:TES), a leading provider of Digital Cordless Multi Handset Home phones bundled with services, announced the launch of its initial program to sell home phones bundled with its proprietary Pay N' Talk prepaid residential long distance telephone services powered by IDT, in approximately 1,000 Sears Roebuck and Company stores this Spring. The initial commitment is for approximately 220,000 handsets. This program will be supported by consistent national advertising as well as in-store displays.

     Bruce Hahn, CEO of American Telecom, commented, "The chain-wide commitment of support we have received from Sears provides us with access to a significant potential customer base for this exciting new product. Our strategy is to become the leading provider of product-bundled communication services distributed through major US retail mass market channels. We believe that the broad introduction of this product to consumers nationwide will enable us to build our subscriber base, driving recurring revenue to American Telecom Services and Sears."

     American Telecom Services' proprietary prepaid long distance residential service offerings under its Pay N' Talk brand, are powered by IDT Corporation, one of the largest prepaid long distance providers in the nation. The Pay N' Talk program offers potential annual savings of up to 60% to the average household, when compared to rates offered by the incumbent long distance telephone service providers.

     About American Telecom Services

     American Telecom Services, a leading provider of traditional and internet phones bundled with service offerings, currently offers broadband phone bundles powered by SunRocket (voice-over-Internet-Protocol or "VoIP") and Pay N' Talk prepaid residential long distance communications services powered by IDT. These services are bundled with ATS' diverse line of custom designed digital, cordless multi-handset phones. ATS sells its phone/service bundles through major retailers under the "American Telecom", "ATS" "Pay N' Talk" and "Digital Clear" brand names.

     Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and some other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statement include, but are not limited to, those risks and uncertainties described in the Company's prospectus dated February 1, 2006 and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.